EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
August 10, 2005

Preston M. "Pete" Geren Resigns from Cullen/Frost Board of Directors
Accepts Appointment as Acting Secretary of the Air Force

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) announced today that Special Assistant to the Secretary of Defense and former U.S. Representative Preston M. "Pete" Geren III has resigned from the Cullen/Frost Board of Directors to accept an appointment as Acting Secretary of the Air Force. His resignation was effective August 8th.

"Pete brought the same dedication and energy to his position on our board that he did to his many other governmental, corporate and civic activities," said Dick Evans, chairman and CEO of Cullen/Frost. "I deeply appreciate his contributions and unique perspective, which served our board and shareholders well during his four-year tenure. We wish him well in this opportunity to serve our nation in this important role."

Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $10 billion at June 30, 2005. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates 78 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Harlingen, Houston, McAllen, New Braunfels, San Antonio and San Marcos. Founded in 1868, Frost is the largest national bank headquartered in Texas, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers' stock is traded on the New York Stock Exchange under the symbol CFR.